Exhibit 99.1

News Release: IMMEDIATE RELEASE

For further information contact:

Suzie Singer, Corporate Communications	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
PRELIMINARY FOURTH QUARTER RESULTS

  Consolidated Loss, Including Discontinued Operations, in a Range of $15 to $20 Million;
  Results Include Restructuring Charges of $5 Million; and
  Mortgage and Housing-related Credit Costs Negatively Affecting Results

(Columbus, IN, January 3, 2008) Irwin Financial Corporation (NYSE:IFC), a bank holding company focusing on small business and consumer mortgage lending, today announced that it expects to report a loss from operations for the fourth quarter of 2007 due to the effects of conditions in the mortgage market and housing markets.

"During the fourth quarter, we saw continued deterioration of credit conditions in our housing-related portfolios. The bulk of weakness was in our home equity mortgage portfolio, but we have also seen some softening in certain portions of our commercial real estate portfolio. While realized losses have been manageable, we believe it is prudent to take additional provisions to prepare for potential increases in loss rates in 2008. During the fourth quarter, we took several steps to align operational and staffing costs to the current environment. These will be reflected in restructuring charges of approximately $5 million during the quarter; we expect at this point to take less than $2 million more in the first quarter," said Will Miller, Chairman and CEO of Irwin Financial.

"In our home equity segment, we are being negatively affected by the non-core portfolio we transferred from 'held-for-sale' when the secondary market collapsed in the first quarter of 2007. These loans, which were originated for sale and did not meet our core portfolio credit guidelines, are adding to our delinquencies and required provision at a rate that is disproportionate to the portfolio as a whole. In addition, we are seeing greater than expected rate of delinquencies and losses on loans where loan-to-values at origination approached 100 percent. We believe reductions in real estate prices are impacting this portion of the portfolio due to erosion of the limited amount of equity these borrowers had in their homes. Conversely, our portfolio of loans where loan-to-value ratios were above 100% at origination are performing in-line with our delinquency and loss expectations.

"We will report an increase in non-performing loans in our commercial banking segment, reflecting weakness in residential real estate in some of our Midwestern and Western markets. We believe our collateral position in each of these loans remains good and, therefore, do not expect material losses will result. Nonetheless, the deteriorating condition of the residential real estate markets suggests some additional reserves are warranted.

"We have seen a leveling-off of repurchase requests in our Discontinued Operations. We averaged 13 per month in the fourth quarter, down from an average of 23 per month in the third quarter. Additionally, we are starting to see opportunities for material recoveries from losses we have incurred in representation and warranty claims. Pursuing these opportunities will be a high priority in 2008.

"Finally, on a positive note, our commercial finance segment continues to exhibit the strength we have seen all year. We expect the segment will conclude 2007 with another quarter of record net income and good credit quality," Miller concluded.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business, provides a broad range of financial services to small businesses and consumers in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections, and assumptions. These statements include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors as well as those described below.

Investors are cautioned that the Corporation has not yet closed its books and records for the fourth quarter.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force; the relative profitability of our lending operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality or collectibility of our loan and lease assets, including deterioration resulting from the effects of natural disasters; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market, including the consequences of our decision to hold loans on our balance sheet rather than sell into an unfavorable market; difficulties in expanding our business and obtaining funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of our lines of business, subsidiaries or companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line of business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in laws, rules or regulations that affect tax, consumer or commercial lending, corporate governance and disclosure requirements, regulatory capital and other laws or regulations affecting the rights and responsibilities of our Corporation, bank or thrift; regulatory actions that impact our Corporation, including the memorandum of understanding entered into as of March 1, 2007 between our subsidiary bank and the Federal Reserve Bank of Chicago; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; the availability of resources to address legislative, regulatory or policy changes or to respond to regulatory actions; additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the final disposition of our remaining assets and obligations of our discontinued mortgage banking segment; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

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